EXHIBIT 5.2

July 6, 2007

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Kforce Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 (the “Act”) an aggregate of 100,000 shares (the “Shares”) of the authorized common stock, par value $0.01 per share, of Kforce and an indeterminate number of plan interests pursuant to the Kforce Government Practice Plan (the “Plan”).

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of the written documents constituting the Plan and other documents as we deemed necessary to deliver the opinion expressed below.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the provisions of the written documents constituting the Plan are in compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended pertaining to such provisions.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP